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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Arlington Tankers Ltd.:

We consent to the use of our reports dated March 10, 2006, with respect to the consolidated balance sheet of Arlington Tankers Ltd. as of December 31, 2005, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 10, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Arlington Tankers Ltd. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not have personnel possessing sufficient technical expertise related to the application of the provisions of generally accepted accounting principles to derivative instruments, or with sufficient understanding of derivative instruments.

/s/ KPMG LLP

New York, New York
November 13, 2006